Exhibit (m)(15)

NOTICE OF RULE 12 B-1 FEE WAIVER

Prudential Sector Funds, Inc.

(d/b/a JennisonDryden Sector Funds)

Jennison Utility Fund (the Fund)

Class R Shares

          THIS NOTICE OF RULE 12B-1 FEE WAIVER is signed as of December 1, 2008, by PRUDENTIAL INVESTMENT MANAGEMENT SERVICES LLC (PIMS), the principal underwriter of JennisonDryden Sector Funds, an open-end management investment company, and its portfolio, Jennison Utility Fund (the Fund).

          WHEREAS, PIMS desires to waive a portion of its distribution and shareholder services fees payable on Class R shares of the Fund (Rule 12b-1 fees); and

          WHEREAS, PIMS understands and intends that the Fund will rely on this Notice and agreement in preparing a registration statement on Form N-1A and in accruing the Fund’s expenses for purposes of calculating net asset value and for other purposes, and expressly permits the Fund to do so; and

WHEREAS, shareholders of the Fund will benefit from the ongoing contractual waiver by incurring lower Fund operating expenses than they would absent such waiver.

          NOW, THEREFORE, PIMS hereby provides notice that it has agreed to limit the distribution and service (12b-1) fees incurred by Class R shares of the Fund to .50 of 1% of the average daily net assets of the Fund. This contractual waiver shall be effective from the date hereof until March 31, 2010.

          IN WITNESS WHEREOF, PIMS has signed this Notice of Rule 12b-1 Fee Waiver as of the day and year first above written.

PRUDENTIAL INVESTMENT

MANAGEMENT SERVICES LLC

By: /s/ Robert F. Gunia	_
Name: Robert F. Gunia

Title: President